Exhibit 3.6

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0325382012-4
Barbara K. Cegavske	Filing Number 20200476708
Secretary of State State Of Nevada	Filed On 02/12/2020 05:10:33 AM
	Number of Pages 5

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: **INNERSCOPE HEARING TECHNOLOGIES, INC.** Entity or Nevada Business Identification Number (NVID): **NV20121380584**
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: **02/12/2020** Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: **Series F Preferred Stock**
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X **Barry Hollander** Signature of Officer Date: **02/12/2020**

This form must be accompanied by appropriate fees.

page1 of 1
Revised: 1/1/2019

Filed in the Office of	Business Number E0325382012-4
Barbara K. Cegavske	Filing Number 20200476708
Secretary of State State Of Nevada	Filed On 02/12/2020 05:10:33 AM
	Number of Pages 5

RESOLVED, that Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the "***Articles of Incorporation***"), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series F Preferred Stock;

RESOLVED, that the Corporation is authorized to issue Series F Preferred Stock on the following terms and with the provisions herein set forth:

1 DESIGNATION.

Two hundred fifty thousand (250,000) shares of Series F Preferred Stock, par value $0.0001 per share, are authorized (the "Series F Preferred Stock").

2 ISSUANCE AND PRICE.

Shares of Series F Preferred Stock may only be issued to the former shareholders of one corporation, limited liability company or other company or business entity that is being acquired by the Corporation (the "Acquired Company"), or to other persons or entities specifically listed in the agreement to acquire the Acquired Company which is the subject of this Preferred Series, which agreement shall have been ratified by a majority of the Board of Directors at a meeting, special meeting or written consent to action without meeting ("Acquisition Agreement"). The price of each share of Series F Preferred Stock shall be set, and can be changed, by the Board of Directors by majority vote through a resolution either through ratification of the Acquisition Agreement, or at a meeting of the Board or an action without meeting of the board, until such time as a listed secondary and/or listed public market develops for the shares of Series F Preferred Stock.

3 CONVERSION RIGHTS.

Shares of Series F Preferred Stock shall have conversion rights as delineated by the terms of the Acquisition Agreement.

4	DIVIDENDS.

The holders of Series F Preferred Stock shall be entitled to receive dividends as delineated by the terms of the Acquisition Agreement.

5 VOTING RIGHTS.

(a) For all matters involving the corporate structure or disposition of the Acquired Company, the voting rights are as follows:

i.       If at least one share of Series F Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series F Preferred Stock at any given time, regardless of their number, shall have voting rights equal to eighty percent (80%) of the voting rights of the entire Corporation.

ii.       Each share of Series F Preferred Stock which is issued and outstanding shall have the voting rights equal to eighty percent (80%) of the voting rights of the entire Corporation, divided by the number of shares of Series F Preferred Stock issued and outstanding at the time of voting.

(b) For all matters not involving the corporate structure or disposition of the Acquired Company, the voting rights are as follows:

i.       For matters in which Nevada law requires that the shares of this Series have the right to vote, each share of Series F Preferred Stock shall have one (1) vote.

ii.       For all other matters in which shares of Series F Preferred Stock are legally permitted, but not required, to vote, the shares of Series F Preferred Stock shall have no voting rights.

(c) For purposes of these Articles of Incorporation, “corporate structure or disposition” shall be considered to include matters involving whether the Acquired Company will have any additional parents or any subsidiaries, the share structure of the Acquired Company, whether and to whom the Acquired Company will be spun off, split off, or its assets sold; and may or may not be considered to include general operational or business matters, including direction or focus of business or marketing issues, as determined by the Acquisition Agreement; and shall be further defined by the terms of the Acquisition Agreement. As such, the term “corporate structure or disposition” may have a different meaning for each Series of preferred stock.

6 LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution or winding up of the Acquired Company, whether voluntary or involuntary, holders of the Series F Preferred Stock shall receive such distributions as stipulated and delineated by the terms of the Acquisition Agreement, as ratified by a majority of the Board of Directors at a meeting, special meeting or written consent to action without meeting, or if none specified in the Acquisition Agreement, shall receive 80% of any and all such distributions resulting from any such liquidation, dissolution or winding up.

(b) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of the Series F Preferred Stock shall receive such distributions as determined by the Acquisition Agreement, or if none determined in the Acquisition Agreement, then as determined by majority vote of the Board of Directors.

7  NOTICES OF RECORD DATE.

Any notice required by the provisions of this Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of Series F Preferred Stock of the Company, to be given to the holders of shares of Series F Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

8 SEVERABILITY.

If any term of this Certificate of Designation is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of this Certificate of Designation as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of this Certificate of Designation will be deemed dependent upon any other such term unless so expressed in this Certificate of Designation.

9 MODIFICATION AMENDMENT OR WAIVER.

The terms of this Certificate of Designation shall not be amended, waived, altered or repealed without the affirmative vote of the holders of a majority of the voting power of the Series F Preferred Stock, voting as a separate class. Any right or preference of the Series F Preferred Stock set forth in this Certificate of Designation may be waived pursuant to a written instrument signed by the holders of a majority of the voting power of the outstanding shares of Series F Preferred Stock, voting as a separate class, which written instrument shall specifically set forth the right or preference being waived and the extent of such waiver. For the purposes of this Section 9, each share of Series F Preferred Stock shall have one (1) vote per share.

IN WITNESS WHEREOF, InnerScope Hearing Technologies, Inc. has caused this Certificate of Designation to be duly executed in its corporate name on this 10th day of February, 2020.

InnerScope Hearing Technologies, Inc.

By: /s/ Matthew Moore

Print Name: Matthew Moore

Title: CEO